FORM 5
         U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                 WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                  ANNUAL STATEMENT OF               |_____________________|
            CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                    |EXPIRES:             |
                                                    | SEPTEMBER 30, 1998  |
         Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
           Securities Exchange Act of 1934,         |BURDEN HOURS         |
          Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
             Holding Company Act of 1935            |_____________________|
         or Section 30(f) of the Investment
                Company Act of 1940
 ____________________________________________________________________________
 1. Name and Address of Reporting Person

     HAland                        Yngve
 ----------------------------------------------------------------------------
      (Last)                      (First)                    (Middle)

     Klarasbergsviaducten 70, Box 70391
 ----------------------------------------------------------------------------
                                   (Street)

      Stockholm                     Sweden                     SE 107 24
 ----------------------------------------------------------------------------
        (City)                      (State)                      (Zip)

 ____________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol
    Autoliv, Inc. (ALV)
 ____________________________________________________________________________
 3. IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)

 ____________________________________________________________________________
 4. Statement of Month/Year
    1/31/99
 ____________________________________________________________________________
 5. If amendment, Date of Original (Month/Year)

 ____________________________________________________________________________
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director                               ___ 10% Owner
    _x_ Officer (give title below)             ___ Other (specify below)

   _____Vice President-Research and Development____________
 ____________________________________________________________________________
 7. Individual or Joint/Group Reporting (check applicable line)
    ___Form Filed by One Reporting Person
    ___Form Filed by More than one Reporting Person

 ============================================================================
 Table I - Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
 ____________________________________________________________________________

 1. Title of Security (Instr. 3)

 ____________________________________________________________________________
 2. Transaction Date (Month/Day/Year)

 ____________________________________________________________________________
 3. Transaction Code (Instr. 8)

 ____________________________________________________________________________


 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     ________________            _________________          _________________
          Amount                     (A) or (D)                    Price
 ____________________________________________________________________________
 5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

 ____________________________________________________________________________
 6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

 ____________________________________________________________________________
 7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ____________________________________________________________________________


 [TYPE ENTRIES HERE]



 ============================================================================
 TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
            securities)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 3)
    Options
 ____________________________________________________________________________
 2. Conversion of Exercise Price of Derivative Security
      $35.99
 ____________________________________________________________________________
 3. Transaction Date (Month/Day/Year)
      Dec. 7, 1998
 ____________________________________________________________________________
 4. Transaction Code (Instr. 8)
    A
 ____________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.

    3, 4 and 5)

               4,100
           _________________                       __________________
                (A)                                        (D)
 ____________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

               12/7/99                                   12/7/08
          ____________________                    ___________________
            Date Exercisable                        Expiration Date



 _____________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

     Common Stock, par value $1 per share               4,100
    -------------------------------------     --------------------------
                Title                         Amount or Number of Shares
 ____________________________________________________________________________
 8. Price of Derivative Security (Instr. 4)
      $0*
 ____________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)
      12,525
 ____________________________________________________________________________
 10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
      D
 ____________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ____________________________________________________________________________


 [TYPE ENTRIES HERE]







 ____________________________________________________________________________

    EXPLANATION OF RESPONSES:

 * Granted pursuant to Autoliv, Inc. 1997 Stock Incentive Plan



        /s/ Yngve HAland                                 2/5/99
    _________________________________                ______________
    **  SIGNATURE OF REPORTING PERSON                     DATE



 _____________________________

 **  Intentional misstatements or omissions of facts constitute Federal

     Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

   NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

   Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
 =============================================================================